GlobeMed

SERVICE AGREEMENT

THIS AGREEMENT is dated 5/4/2022

PARTIES

(1) **GlobeMed Limited** a company duly incorporated in the British Virgin Islands on 3/10/2001 , registration number 465061, domiciled for the purposes of the present agreement at the office of its subsidiary, GlobeMed Solutions, at Kazandjian Bldg 213, Street 64, Horsh Tabet – Metn – 2707 6206 – Lebanon, Phone number: 00961 1 489189, and represented by its Chairman and CEO, Mr. Mounir Kharma (Hereinafter referred to as "**GlobeMed**")

First Party

(2) **CareClix Inc** a Virginia corporation, whose principal office is 1270N. Wickham Road, Suite 13-1019, Melbourne, FL 32935 USA and represented by its CFO and General Counsel, Robert Hipple, duly authorized to act herein (**"CareClix"**).

Second Party

GlobeMed and CareClix are referred to herein individually as a "**Party**" or collectively as the "**Parties**."

PREAMBLE

(A) GlobeMed is a healthcare benefit management and development company specialized in providing TPA, healthcare benefits management and related services through its Third Party Administrator licensees, in most of the Middle East and North Africa region, as well as the GCC Region, and is interested in the services related to telehealth that can be provided by its TPA Companies within GlobeMed Companies as hereafter defined ("GlobeMed Companies"), to the beneficiaries of the clients contracted with them,

(B) The TPA Companies within GlobeMed Companies are contracted with a network of healthcare providers in their respective territories to provide the healthcare services and other related services such as telehealth services to the beneficiaries of the payers contracted with them (hereinafter referred to as "Clients"),

(C) CareClix is a company specialized in providing Telehealth Services and applications through its CareClix® software (the "Software") and related applications (hereinaft6er collectively with the Software, and declares that it has the know-how, expertise and resources to provide the telehealth services and applications requested by GlobeMed to the Clients,

(D) GlobeMed agrees to appoint CareClix to provide it and the TPA Companies within GlobeMed Group specified in **Schedule 1** of the present Agreement (herein referred to as

"GlobeMed Companies") access to telehealth services and CareClix accepts this appointment based on the terms and conditions of the present Agreement,

Now Therefore, both parties hereto agree on the following:

1. THE AGREEMENT

1.1. The above preamble and attached appendices and attachments are an integral part of the Present Agreement.

1.2. This Agreement contains all the terms agreed upon by the Parties regarding the subject matter of this Agreement and supersedes any prior agreements, proposals, understandings or arrangements between them whether oral or written with the exception of the Non-Disclosure Agreement signed between the Parties on 1/6/2020 which shall remain valid and applicable and constitutes an integral part of the present Agreement.

2. THE SERVICES

CareClix shall provide the Services specified in Article 2.1 and 2.2. below and the statement of work "SOW" specified in Schedule 2 of the present Agreement ("Statement of Work"):

2.1. <u>Access to the Software of Careclix: Software):</u>

2.1.1. Under this section, the existing and future physicians contracted with GlobeMed Companies in their respective territories ("GlobeMed Physicians") shall provide access to the telehealth services to the Clients and the end users of the Software ("Authorized Users") based on the terms and conditions agreed to between GlobeMed Companies and GlobeMed Physicians and the procedures agreed to with CareClix in the present Agreement, using the Software of CareClix.

2.1.2. CareClix shall provide the access to the Software in accordance with the terms and conditions of the present Agreement and in accordance with SOW that nothing herein shall be construed to require CareClix to provide for, or bear any responsibility with respect to any telecommunications or computer network hardware, required by GlobeMed Companies or GlobeMed Physicians or any Authorized User to provide access from the Internet to the Services.

2.1.3. CareClix shall host the data related to GlobeMed and GlobeMed Companies in data centers in each territory where the telehealth services are provided to the Clients based on the requirements and conditions mandated by the authorities in the concerned territory. Both parties shall agree, at the time, on the technical requirements needed depending on the Territory.

2.1.4. GlobeMed and GlobeMed Companies shall benefit from the access to the Software and related Documentation and will provide access, for free or against fees, to GlobeMed Physicians in their respective territory.

2.1.5. GlobeMed will notify CareClix of any new companies added to the GlobeMed Companies specified in Schedule 1, which shall become part of this Agreement, 1 week following notification to CareClix provided that CareClix is able to provide the Software in any new territories added as a result. GlobeMed shall also notify CareClix of any new GlobeMed Physicians who will use the Software. Same prices and charges agreed to between the Parties in this Agreement shall be applicable to the new company and/or new physicians.

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2.2. Maintenance and Technical Support:

2.2.1. CareClix shall provide GlobeMed with the maintenance, technical support and updates on the Software as per the Service Level Agreement and conditions specified in the SOW.

2.2.2. Should GlobeMed claim that CareClix failed in meeting the SLAs and conditions specified in the SOW GlobeMed shall inform CareClix by virtue of a written notice specifying the breach, failure or/and non-compliance with related justifications and proofs. Consequently, CareClix shall review the concern of GlobeMed within 5 working days and will notify CareClix of the details of the incident/event and whenever applicable, CareClix shall specify the measures to be taken and the deadline to finalize those measures. If the measures implemented by CareClix were not satisfactory to GlobeMed and/or if CareClix insisted that there is no breach or non-compliance with the SLAs, CareClix and GlobeMed shall negotiate and settle the disagreement. If it is not possible to settle the disagreement the procedures specified in Article 18 should be applicable.

2.2.3. Any enhancements or upgrades requested by GlobeMed on the Software shall be subject to the rates and conditions agreed to between the Parties at the time. For avoidance of doubt, no obligation on GlobeMed, for any reason whatsoever, to accept the enhancements or upgrades offered by CareClix on the Software and accordingly, GlobeMed shall have the right to continue using the Software even if such enhancements or upgrades were not purchased by GlobeMed.

3. OBLIGATIONS OF CARECLIX

CareClix shall, as set forth here below and in the SOW:

3.1. Perform the necessary integration between its systems and GlobeMed Systems and GlobeMed mobile Software as per the requirements and specifications agreed to with GlobeMed.

3.2. Provide the necessary training to existing or new GlobeMed Physicians contracted with GlobeMed and/or GlobeMed Companies on the use of the Software as per the schedule and means agreed to between CareClix and GlobeMed. Such training may be based on the "Train the Trainer" model as per the agreement between GlobeMed and CareClix.

3.3. Cooperate with the Clients exclusively through GlobeMed with respect to the Services and accordingly, CareClix shall not, directly or indirectly, approach or enter into negotiation or agreement with Clients with respect to the Services without the prior written consent of GlobeMed as long as the present Agreement is still applicable.

3.4. During the period of this Agreement, CareClix undertakes not to knowingly enter, directly or indirectly, into any negotiation and/or promise and/or discussion and/or agreement with any GlobeMed Physicians without the prior written consent of GlobeMed. If CareClix discovered that they contracted with a physician who is a GlobeMed Physician, CareClix shall immediately terminate its contract signed with this physician.

4. CHANGE REQUEST

4.1. GlobeMed shall have the right to request any changes in the Services including but not limited to modifications, improvements or additional features beyond the business requirements.

4.2. Changes requested by GlobeMed will be managed in a separate change request document (CR). The CR document will be considered binding once signed by both Parties and will cover the implementation, cost and the date & time for delivery by CareClix.

5. FINANCIAL TERMS

5.1. In return for the use of the Software by GlobeMed, GlobeMed Companies and/or GlobeMed Physicians, CareClix shall be entitled to the service fees specified in **Schedule 3** of the present Agreement (Schedule 3- Financial Terms).

5.2. CareClix shall submit to GlobeMed a detailed invoice (within thirty (30) Days after the end of a calendar month) showing the amount calculated in accordance with Schedule 6 and any related supporting documents.

5.3. Upon the expiry of thirty (30) Days from receipt by GlobeMed, the latter shall pay the amount of such invoice in U.S. dollars to the bank account nominated by CareClix by electronic funds transfer.

5.4. If GlobeMed disputes any elements of any invoice in whole or in part or if the invoice is prepared or submitted incorrectly, GlobeMed shall notify CareClix and request to adjust the invoice as necessary. GlobeMed shall pay only the undisputed part of the invoice if any. If the second or corrected submission of an invoice is again rejected or disputed by GlobeMed and CareClix believes the invoice to be correct, the matter will refer to the Escalation Procedure.

5.5. Neither the presentation nor payment nor non-payment of an individual invoice shall constitute a settlement of a dispute, an accord and satisfaction, a remedy of account stated, or otherwise waive or affect the rights of the Parties.

5.6. All service fees are exclusive of all applicable sales, use, value-added and other taxes, and all applicable duties, tariffs, assessments, export and import fees, withholdings or payment fees or other similar charges imposed in or by any of the territories of the GlobeMed Companies (collectively, "Taxes"), and GlobeMed or GlobeMed Companies will be responsible for payment of all such Taxes (other than taxes based on Company's income), arising from the payment of the Fees, the delivery of the Services, or the license of the Software to GlobeMed. GlobeMed will pay all service fees to CareClic free and clear of, and without reduction for, any Taxes; and any Taxes imposed on payments of Fees to CareClix are GLobeMed's sole responsibility. GlobeMed will provide CareClix with official receipts issued by the appropriate taxing authority, or such other evidence as CareClix may reasonably request, to establish that such Taxes have been paid. GlobeMed shall indemnify and defend CareClix in connection with any proceedings brought by any taxing authorities in connection with this Agreement.

6. DATA PROTECTION

6.1. For the purposes of this Agreement "Data Protection Laws" means the relevant data protection laws in the local jurisdiction of operation of CareClix, GlobeMed and GlobeMed Companies.

6.2. CareClix shall ensure that all Personal Data which is processed by it in connection with this Agreement is processed in accordance with guidelines provided by GlobeMed in the territories

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of the GlobeMed Companies and the Data Protection Laws including the EU General Data Protection Regulation (GDPR). For the purpose of this Article, Personal Data means the information in any form that is related to an identifiable individual or an individual who can be identified, directly or indirectly, through an identifying factor (e.g., personal ID number, physical, cultural or economic factors).

6.3. The Parties agree to comply with their respective obligations relating to any relevant local requirements relating to Data Protection including the requirements related to the data center and storage of data.

6.4. CareClix shall not Process any Personal Data that is processed by or in connection with this Agreement for any purpose other than the one related to the provisions of the Services under this Agreement and will comply with all instructions given by GlobeMed from time to time in relation to such Processing, other than those expressly authorized by GlobeMed under the present Agreement.

6.5. Unless GlobeMed expressly requires otherwise, CareClix shall not disclose Personal Data to any third parties other than to the extent required under a court order provided that CareClix will give notice in writing to GlobeMed of any such disclosure of Personal Data that it is required to make immediately upon learning of such a request.

6.6. CareClix shall notify GlobeMed promptly of any unauthorized or unlawful disclosure or use of Personal Data of which CareClix becomes aware.

6.7. CareClix agrees that at all times when processing Personal Data, it will implement appropriate technical and organizational security and confidentiality measures governing the processing of the Personal Data to be carried out and it shall meet GlobeMed and the Data Protection Laws data confidentiality and processing requirements. These measures must ensure an appropriate level of security so as to avoid unauthorized or unlawful processing or accidental loss, destruction or damage of Personal Data including but not limited to taking reasonable steps to ensure the reliability of employees having access to Personal Data.

6.8. GlobeMed may, at reasonable intervals, request a written description of such technical and organizational methods employed by CareClix. Within ten (10) days of such a request, CareClix will supply written particulars of all such measures detailed to a reasonable level such that GlobeMed can determine whether or not, in connection with Personal Data, any applicable data is or has been processed in accordance with the appropriate Data Protection Laws.

6.9. CareClix shall ensure that all Personal Data entered by it is entered accurately into data management systems and, where necessary kept up to date, corrected or erased if found to be inaccurate.

6.10. CareClix shall:

6.10.1. Notify GlobeMed promptly and in any event within ten (10) days of receipt of any communication received from a Data Subject regarding data protection;

6.10.2. If a Data Subject exercises any of its rights under the appropriate Data Protection Laws (including rights of access, correction, blocking, suppression or deletion as are available to such individual) then CareClix will notify GlobeMed in accordance with subsection (a) above and if the Company so requests, CareClix will provide such Personal Data as GlobeMed may instruct; and

6.10.3. Co-operate with all reasonable requests or direction of GlobeMed arising directly from, or in connection with the exercise above as long as they are in compliance with internal guidelines and Data Protection Laws.

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6.11. GlobeMed and/or GlobeMed companies and/or their clients will remain the sole owner of the Personal Data together with any compilation of the Personal Data.

6.12. CareClix will at the request and option of GlobeMed, promptly return or safely destroy Personal Data in CareClix' possession or control and provide GlobeMed with evidence of the same, subject however to any retention requirements to which CareClix is subject under applicable Date Protection Laws in each territory where the telehealth services are provided.

6.13. CareClix will indemnify and keep indemnified GlobeMed and/or GlobeMed Companies against all claims and causes of action, as related losses, liabilities, judgement, awards, settlements, damages, expenses and costs incurred or suffered by GlobeMed and/or GlobeMed Companies arising from or in connection with any breach of this clause by CareClix.

7. ANNOUCEMENTS AND USE OF LOGO

7.1. Both Parties shall have the right to announce their cooperation in the media without the prior consent of the other Party and without disclosing any of the terms and conditions of the present Agreement.

7.2. Both Parties shall agree at the time on any needed campaign to promote and announce the Services.

7.3. Each Party grants the other Party a non-transferrable, non-sub licensable, non-exclusive, royalty free and revocable right to use the other Party's logo and/or name in its marketing material . Such grant shall only be granted for the term of this Agreement. Either Party will be able to terminate this right to use at any moment, by written notice to the other Party effective immediately. Upon the termination of the Agreement for any reason as per clause 13, such right to use shall automatically terminate, without any formality being needed.

8. INTELLECTUAL PROPERTY RIGHTS

8.1. The Software, Software and Documentation, and all worldwide Intellectual Property Rights in each of the foregoing, are the exclusive property of CareClix.

8.2. Any and all Intellectual Property Rights of both Parties are for its sole use within the scope and limit of the present Agreement and in accordance with its purpose only. To this end, each Party declares that its right is limited to the use of the intellectual property rights of the other Party solely during the contractual period of the present Agreement only for the purposes therein, without disposing of the ownership that is solely the property of the other Party.

9. RECORD KEEPING AND AUDIT

9.1. Each Party shall maintain all material, financial and non-financial documentary records relating to this Agreement in a form which is reasonably accessible.

9.2. CareClix shall grant to the relevant staff of GlobeMed and/or regulators and regulatory examiners acting pursuant to and in accordance with their supervisory powers under applicable law and any required authorization such access to CareClix's premises, staff and documentary records as is necessary in order to comply with Regulatory Requirements, and CareClix shall provide such assistance as may be reasonably necessary in relation thereto. In case of any access requested by the regulatory examiners to the documents and records

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related to the Services under this Agreement, CareClix shall provide GlobeMed a prompt and reasonable notice of such request.

9.3. Without prejudice to any other provisions of this Agreement, GlobeMed and its appointed representatives may from time to time audit CareClix's compliance with this Agreement. Such audit shall take place onece in any year of this Agreement (a "Standard Audit") unless and to the extent GlobeMed reasonably believes that any additional audit is necessary in order to investigate:

9.3.1. A material failure by CareClix to perform its obligations under this Agreement;

9.3.2. A material miscalculation of the Fees and/or Expenses; or

9.3.3. Following an authenticated complaint from a valid party with a vested interest to any aspect of the Services (e.g. clients of GlobeMed and/or GlobeMed Companies, Beneficiaries, physicians contracted with GlobeMed, etc…).

9.4. GlobeMed shall notify details of the scope of and basis for any proposed audit to CareClix. GlobeMed shall give CareClix at least 10 working days' notice (in relation to a Standard Audit).

10. INDEMNIFICATION

10.1. CareClix shall indemnify, defend and hold harmless GlobeMed and/or GlobeMed Companies, their head office, affiliates and each of their officers, directors, employees, representatives and agents (herein collectively referred to as "CareClix Indemnified Parties") from and against all liabilities, obligations, losses, damages, claims, demands, suits, actions, deficiencies, penalties, taxes, levies, fines, judgments, settlements, costs, expenses, legal fees (including litigation cost, expenses and reasonable attorney's fees) and disbursements, and accountants' fees and disbursements (collectively, "Losses") of whatever kind incurred by, borne by or asserted against any of CareClix Indemnified Parties in any way relating to, arising out of or resulting from: (i) CareClix' breach of this Agreement; (ii) Any negligent or willful misconduct of CareClix or any employee or subcontractor or agent of CareClix; or (iii) CareClix breach of any applicable law.

10.2. GlobeMed shall indemnify, defend and hold harmless CareClix and/or CareClix Companies, their head office, affiliates and each of their officers, directors, employees, representatives and agents (herein collectively referred to as "GlobeMed Indemnified Parties") from and against all liabilities, obligations, losses, damages, claims, demands, suits, actions, deficiencies, penalties, taxes, levies, fines, judgments, settlements, costs, expenses, legal fees (including litigation cost, expenses and reasonable attorney's fees) and disbursements, and accountants' fees and disbursements (collectively, "Losses") of whatever kind incurred by, borne by or asserted against any of GlobeMed Indemnified Parties in any way relating to, arising out of or resulting from: (i) GlobeMed's breach of this Agreement; (ii) Any negligent or willful misconduct of GlobeMed or any employee or subcontractor or agent of GlobeMed; or (iii) GlobeMed's breach of any applicable law.

11. TERM AND TERMINATION

11.1. This Agreement shall begin as of --/--/----, for a period of 3 years ('Initial Period") automatically renewing for a similar period or periods ("Renewed Period). The Agreement can be terminated by Careclix by virtue of a registered letter with an acknowledgement of

receipt 2 months prior to the end of the Initial Period or Renewed Period unless GlobeMed was in breach of its obligations subject to Article 11.2.1 below. GlobeMed can terminate the Agreement at any time by virtue of two months prior notice.

11.2. This Agreement shall be subject to termination by any of the following means and for the following causes:

11.2.1. In the event that either Party is in default of any of its obligations under this Agreement and fails to remedy such default within two (2) weeks following receipt of written notice thereof, the party giving notice may, at its option and in addition to any other remedies which it may have at law or equity, terminate this Agreement by sending written notice of termination to the other Party.

11.2.2. If either party applies for, or consents to, the appointment of a receiver, trustee or liquidator for all or a substantial part of its assets; admits in writing its inability to pay its debts generally as they mature; makes a general assignment for the benefit of creditors; is adjudicated a bankrupt; submits a petition or an answer seeking an arrangement with creditors; take advantage of any insolvency law; submits an answer admitting the material allegations of a petition in bankruptcy or insolvency proceeding; has an order, judgment or decree entered by any court of competent jurisdiction approving a petition seeking organization of the concerned party or appointing a receiver, trustee or liquidator for the concerned party, or for all or a substantial part of any of its assets and such order, judgment or decree shall continue unattained to and in effect for any period of thirty (30) consecutive days; or files a voluntary petition in bankruptcy.

11.2.3. If any of the Parties ceases to carry on its business or substantially the whole of its business;

11.2.4. If any regulatory consents or authorisations or licences required by either Party that are necessary in order for either Party to lawfully carry on its activities in connection with this Agreement expires or not renewed within 7 months or are withdrawn.

11.2.5. If there is any material change in law or regulation which makes it unlawful for either Party to carry on activities in connection with this Agreements or results in a material increase in cost to either Party of operating this Agreement.

11.2.6. If either Party breaches the regulatory requirements in their respective territories such that it is prevented from fulfilling its obligations under the Agreement to a material extent

11.3. The Parties shall have the right to terminate the Agreement for reasons related to Force Majeure as specified in Article 16 below.

11.4. The termination of this Agreement is deemed Ipso facto a termination of all the schedules and addendums concluded between the Parties related to the present Agreement.

11.5. <u>Effect of Termination</u>:

11.5.1. Termination of this Agreement shall not affect any accrued rights or liabilities of any Party, nor shall it affect the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into force or continue in force on or after termination.

11.5.2. Upon the expiry or termination of the present Agreement, for any reason whatsoever, CareClix shall make no further use of the content, information and data disclosed to it or uploaded on the Software related to GlobeMed and/or GlobeMed Companies

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GlobeMed

and/or the clients contracted with them, and, moreover, shall, return or destroy all copies of any of the such content, information and data in addition to the claims data, medical records and/or any information or data related to the Beneficiaries or GlobeMed Physicians or other documents or materials and which contain or reflect such data and information subject to Article 6.12 above.

11.5.3. Upon the expiry or termination of the Present Agreement, for any reason whatsoever, GlobeMed, the GlobeMed Companies and the GlobeMed Physicians shall make no further use of the Software, the Documentation or the Software or any Intellectual Property of CareClix and, moreover, shall, return or destroy all copies of any of the foregoing or summaries, abstracts, and notes thereof and all analyses, compilations, studies, reports or other documents or materials and which contain or reflect such data and information with the exception of the claims data and any information or data related to the insured members of the Clients or GlobeMed Physicians which can be retrieved by GlobeMed as necessary.

11.5.4. The following provisions shall survive the termination of the Agreement and have a continuing effect according to their terms:

a- Financial Terms
b- Data Protection
c- Intellectual Property Rights
d- Liability
e- Non-Solicitation
f- Announcements
g- Notices
h- Payment and Fees
i- Governing Law and Dispute Resolution; or
Any other provision of the Agreement which is expressed to survive termination, or which is reasonably required to give effect to such termination or the consequences of such termination.

12. NON-SOLICITATION

Both Parties hereto may not, without the prior written consent of the other Party, knowingly approach, solicit, employ, appoint, or enter into any arrangement with the current employees, consultants or staff members of the other Party or that of its affiliated companies or any other company within its group, (i) during the effective period of this Agreement, and (ii) for two years following its termination, unless the Parties agreed otherwise. Any breach to this Article will be resolved through the dispute resolution mechanism under Article 18 and 19.

13. REPRESENTATIONS AND WARRANTIES

13.1. CareClix represents and warrants that:

13.1.1. It has the full power and authority to enter into this Agreement and to perform its obligations hereunder;

13.1.2. Its execution of and performance under this Agreement does not and shall not breach any oral or written agreement with or any other obligation (whether arising by contract, law or otherwise) to any third party, or any obligation owed by CareClix to any third party to keep any information or materials in confidence or in trust;

13.1.3. It has and will maintain for both itself and its staff throughout the duration of this Agreement all applicable insurance covers required to provide or enable the Services; CareClix shall provide copies of these insurance to GlobeMed upon its request;

13.1.4. CareClix will provide the Services to the highest levels of skill, care, quality and accuracy and based on best industry practices;

13.1.5. It operates and conducts and will continue to operate and conduct its business in accordance with all applicable laws in its territory.

13.2. GlobeMed represents and warrants that:

13.2.1. It has the full power and authority to enter into this Agreement and to perform its obligations hereunder;

13.2.2. Its execution of and performance under this Agreement does not and shall not breach any oral or written agreement with or any other obligation (whether arising by contract, law or otherwise) to any third party, or any obligation owed by GlobeMed to any third party to keep any information or materials in confidence or in trust;

13.2.3. It operates and conducts and will continue to operate and conduct its business in accordance with all applicable laws in its territory.

14. REGULATORY COMPLIANCE

The Parties shall:

14.1. Perform their respective obligations in compliance with all applicable laws, enactments, orders, regulations, standards and other similar instruments and all applicable provisions of this Agreement. Accordingly, CareClix shall refrain from providing any Services to GlobeMed in the territories of GlobeMed Companies if such services are not in compliance with the local laws and regulations and notify GlobeMed accordingly to remove the concerned service form its list; provided it is understood that CareClix is providing access to the Software and Software only and is not otherwise engaged in business in and will not maintain a place of business in the territories of the GlobeMed Companies.

14.2. In particular, comply with applicable laws, regulations, codes and sanction relating to anti-bribery and anti-corruption;

14.3. Have and maintain in place throughout the term of this agreement their own policies and procedures.

15. DOMICILIATION AND NOTICES

15.1. Both parties shall, for the purposes of this Agreement, elect domicile at the addresses, telephone numbers, ordinary mails and e-mails mentioned opposite their names in the introduction in such a way that all notified correspondence between both Parties shall be deemed legal and in force. Therefore, any change or amendment to these addresses shall only become applicable once the other Party receives a written notification thereto.

15.2. All the correspondence of a legal nature must be in writing and delivered to the other Party by a registered letter with acknowledgement of receipt and a copy by email, except for administrative correspondences sent or received through e-mail. The calculation of any period shall start from the date of receipt or refusal of reception of such notifications.

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16. FORCE MAJEURE

16.1. A delay in, total or partial failure of performance of either Party hereto shall not constitute default, suspension, or termination of this Agreement or serve to give rise to any claim for damages by either Party if and to the extent such delay or failure is caused by Force Majeure, provided that the affected Party gives (as soon as reasonably practicable) written notice to the other Party of the circumstances constituting the Force Majeure occurrence and of the obligation or performance which is thereby delayed or prevented. The Parties shall consult together in good faith to find a mutually acceptable solution to the prevailing circumstances.

16.2. The term Force Majeure means any occurrence which demonstrably could not have been reasonably foreseen and which is demonstrably beyond the reasonable control of the Party affected and could not have been avoided by use of due care.

16.3. A Force Majeure delay shall be considered an excusable delay, and to the extent that performance of this Agreement is unaffected by the Force Majeure, all the provisions of this Agreement shall continue to apply.

16.4. If the Force Majeure continues for a period of 90 consecutive days, either Party shall have the right to terminate the Agreement by virtue of written notification to be sent to the other Party. The Effects of the Agreement will remain applicable until the finalization of the reconciliation of accounts between the Parties and all outstanding claims.

17. GENERAL TERMS

17.1. Amendments: This Agreement embodies the entire agreement between the Parties. No changes, amendments or modifications of the terms and conditions of this Agreement and all its Schedules and addendums signed between the Parties shall be valid unless reduced to writing and signed by the Parties.

17.2. Binding Effect: This Agreement shall be enforceable and binding upon and inure to the benefit of the Parties and their respective successors, transferees, and assigns, whether by merger, consolidation, partial or total sale, or otherwise, except that the rights of this Agreement hereunder shall not be assigned, transferred or sublicensed in whole or in part without the prior written consent of the Parties.

17.3. Severability: The invalidity or unenforceability of any portion or provision of this Agreement shall in no way affect the validity or enforceability of any other portion or provision hereof. Any invalid or unenforceable portion or provision shall be deemed severed from this Agreement and the Parties will work in good faith to replace such invalidity or enforceability.

17.4. Relationship of the Parties: Nothing in this Agreement shall create or be deemed to create a partnership or a joint venture between the Parties, or to establish a relationship of principal and agent, or any other relationship of a similar nature between the Parties. Each Party acknowledges that in entering into this Agreement it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided in this Agreement, and any implied representations or warranties are hereby excluded to the fullest extent permitted by Applicable Law.

17.5. Waiver: No failure of any Party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a "Right") shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right. The Rights provided in this

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Agreement are cumulative and not exclusive of any other Rights (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

18. ESCALATION PROCEDURE

18.1. If there is a disagreement in relation to the Agreement, GlobeMed and CareClix shall negotiate and settle the disagreement. If it is not possible to settle the disagreement within 14 days, GlobeMed and CareClix shall each nominate a senior representative or representatives (or, if they are not available, their appointed deputies) who shall meet to try to resolve the matter. If the matter is not resolved at that level within 14 days of the matter having first been considered by the Parties in negotiations, or such longer period as may be agreed by the Parties, then the matter may be referred by either party to a meeting to be convened between the CEO of the GlobeMed and the CEO of the Company (or, if they are not available, their appointed deputies). If any such meeting fails to result in a settlement within 10 Business Days of such referral to it (or it is not possible to convene such a meeting within this period) then the matter will be resolved in accordance with Article 20 below.

18.2. The parties shall not refer any dispute to the arbitration as per Article 20 below unless and until the dispute resolution procedures of the present Article have been followed and the deadline for settlement under this Article has expired, except where it is necessary to do so

18.3. For the avoidance of doubt, the parties' obligations under the Agreement shall not be affected as a result of any matter being dealt with under the Escalation Procedure.

19. GOVERNING LAW

This agreement and any disputes or claims arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the laws of United Arab Emirates

20. DISPUTE RESOLUTION

20.1. In the event of a dispute arising out of or relating to this contract, including any question regarding its existence, validity or termination, the parties shall first seek in good faith and shall undertake all efforts to resolve amicably any disputes, controversy, or claim arising out of this Agreement or the breach, termination or invalidity thereof.

20.2. Any dispute, arising between the Parties not settled in accordance with Article 18 above, shall be referred by either Party to arbitration and finally settled by a panel of three arbitrators, appointed as follows: the most diligent Party will appoint its Arbitrator and will notify the other Party of such nomination, who in turn shall appoint its arbitrator within fifteen (15) days from receipt of such notice. The two arbitrators shall appoint the third arbitrator who shall preside over the panel. In case any of the Party refrains of appointing his arbitrator within 15 days from the date of last appointment or in case the two appointed arbitrators fail to appoint the third arbitrator within 15 days from the date of last appointment, such arbitrators shall be appointed by Dubai International Arbitration Center ("DIAC") upon request of the most diligent Party. The arbitrator(s) shall determine the procedure applicable to the arbitration. Their award shall be issued within 6 months of their appointment unless extended by agreement of both Parties and shall be final, binding and enforceable. It may not be subject to ordinary or extraordinary appeals except in specific

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conditions identified in the Governing Law. The language to be used in the arbitration shall be English.

20.3. The present Article replaces and supersedes Article 11 of the NDA signed between the Parties related to dispute resolution.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date and year first written above

Company Name: GlobeMed Limited	**Service Provider Name:** CareClix Inc
Sign: [signature]	**Sign:**
Name: Mr. Mounir Kharma	**Name:**
Position: Chairman & CEO	**Position:** CFO and General Counsel
Date:	**Date:** April 4, 2022
Primary Address: Offices of its subsidary. GlobeMed Solutions at Kazandjian Bldg 213, Street 64, Horch tabet Metn - 27 07 6206. Lebanon	**Primary Address:** 1370 N Wickham Road Ste 13-1019, Melbourne, FL 32935 USA

RH